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                                                                    EXHIBIT 15.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Marketing Services Group, Inc.:

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Marketing Services Group, Inc. and its Subsidiaries at June 30, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepting auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The aforementioned consolidated financial statements have been prepared assuming that the Company would continue as a going concern. Our report on our audit of such consolidated financial statements was issued originally under the date of September 9, 1998. Such report was based upon the facts and circumstances as they existed at that time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through June 30, 1999. Subsequent to the date of issuance of our original report, certain uncertainties have arisen as described in "RISK FACTORS-- MSGI May Not Have Operating Income Or Net Income In The Future; MSGI May Not Be Able To Continue As A Going Concern; MSGI May Have Problems Raising Money MSGI Needs In The Future" appearing in the Company's Form S-4, filed on August 13, 1999. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicate at August 13, 1999, that the Company may be unable to continue as a going concern through 2000.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 9, 1998, except as to the second paragraph
for which the date is August 13, 1999